Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Variable Series I on Form N-1A (“Registration Statement”) of our reports dated February 14, 2017, relating to the financial statements and financial highlights which appear in the December 31, 2016 Annual Reports to the Trustees and Shareholders of Deutsche Bond VIP, Deutsche Core Equity VIP, Deutsche Capital Growth VIP, Deutsche Global Small Cap VIP and Deutsche CROCI® International VIP, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 25, 2017